NEW OPPORTUNITIES, LTD.
                                  [LETTERHEAD]
                                                                 August 15, 1996
Cheung Laboratories, Inc.
10220-1 Old Columbia Road
Columbia, MD 21046-1705

Attention: Board of Directors

Dr. Augustine Cheung had requested (he asked nicely) if I would provide him assistance in restructuring Cheung Laboratories, Inc. In a meeting on July 8, 9, and 10, 1996 it became very clear from the "Financial Advisor, Mr. Warren Stearns, that the "assistance" Warren had in mind was that of a full time CEO and President. Further, that the individual selected must be "an experienced businessman, competent to attend to the coordination of all contemplated activities particularly attendant to the preparation of the Company to financial institutions and investment bankers." After interviewing with Mr. Stearns, I believe I have his full recommendation and support.

The past two weeks, starting on July 27, I have had the opportunity to work with Dr. Cheung and all other employees, review extensive correspondence files, and meet with recommended special attorneys, a marketing consultant, our financial advisor, and the leader of our technical advisory board. My conclusion, with no reservations, is: we now have the greatest opportunity for success that this Company has ever had.

With that said, and if the Board of Directors approves, I would accept the full responsibility of CEO and President of Cheung Laboratories, Inc. The "By Laws" of CLI requires that the President be a member of the Board of Directors. Therefore, I would accept that responsibility also.

I propose that the agreement and compensation be through my consulting company, New Opportunities, Ltd (NOL). I would agree to suspend most of my current activities with NOL and Trans Pacific Alliance of America (TPA). I do have a consulting commitment to Maytag at a fee of U.S. $300 per hour that I must honor. This should require only about one week of my time. In addition, I have a "religious holiday" the first week of October and the first week of November that I also must honor.

I propose the following agreement:

         5. That the agreement be a consulting contract between CLI and NOL for the specific services of Blaha.

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         As an  inducement  for me to  suspend  my third  retirement,  reduce my participation in the activities of NOL and TPA, and to reduce my consulting fee from U.S. $300 per hour, I propose the following compensation schedule:
         6. Payment of an initial fee of U.S. $25,000 upon the Board of Directors approval of Blaha as the CEO and President. This fee to cover costs and expenses of reducing activity in NOL and TPA.
         7. Payment of a consulting fee of U.S. $175 per hour. Maximum charge of 8 hours per day and 40 hours per week regardless of the length of the day or week.
         8. Reimbursement of all normal business expenses while conducting CLI business. The Company shall provide a suitable residence including all utilities in Columbia, Maryland at no charge.
         9. Grant a fully vested, transferable and divisible Warrant to purchase 400,000 shares of CLI common stock at a strike price of U.S. $0.41 at any time after August 14, 1996 and eight years thereafter.
         10. CLI shall fully indemnify NOL and Blaha against any liability whatsoever (including legal fees and expenses) arising from claims in connection with conducting CLI business.
         11. The term of this agreement shall be for six months starting and effective as of July 27, 1996 and ending on January 27, 1997.
         12. This agreement is written in casual business language and if the Board of Directors so desires it may be translated into a formal legal language by CLI council.

By:/s/_____________________                By:/s/____________________  President
                                                 Director
    New Opportunities, Ltd.
                                                 ____________________
                                                 Director

                                                 ____________________
                                                 Director

                                                 ____________________
                                                 Director

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